Exhibit 3.132

AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

of

HEALTHSOUTH Rehabilitation Hospital of Arlington

Limited Partnership

TABLE OF CONTENTS

to

AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

of

HEALTHSOUTH Rehabilitation Hospital of Arlington

Limited Partnership

		Page
	ARTICLE I
	DEFINED TERMS
		2

	ARTICLE II
	ORGANIZATION

2.1	Formation	4
2.2	Qualification	4
2.3	Name	4
2.4	Agent for Service of Process	4
2.5	Principal Place of Business	4
2.6	Prior Agreements of Limited Partnership	4

	ARTICLE III
	PURPOSE
		4

	ARTICLE IV
	TERM
		5

	ARTICLE V
	NAMES AND ADDRESSES OF PARTNERS

5.1	General Partner	5
5.2	Limited Partner	5

	ARTICLE VI
	CAPITAL CONTRIBUTION AND ADDITIONAL WORKING CAPITAL

6.1	Capital Contribution of the General Partner	5
6.2	Capital Contribution of the Limited Partner	5
6.3	Withdrawal of Capital Contributions	5
6.4	Assessments	5
6.5	No Interest on Capital	5

i

6.6	Additional Working Capital	5

	ARTICLE VII
	COMPENSATION OF GENERAL PARTNER; EXPENSES OF THE PARTNERSHIP

7.1	No Compensation to General Partner as General Partner	6
7.2	Reimbursement of Expenses Incurred by the Partners	6
7.3	Organizational Expenses	6
7.4	Fees and Other Payments Receivable by the Partners or their Affiliates	6

	ARTICLE VIII
	ALLOCATION OF INCOME AND LOSS; DISTRIBUTIONS

8.1	Capital Accounts	6
8.2	Allocation of Income or Loss: In General	7
8.3	Allocation of Income, Gain, Loss or Deduction; Distribution of Available Cash Flow	7
8.4	Distribution of Sale Proceeds	7
8.5	Consequences of Distributions	7
8.6	Allocation of Net Income, Net Loss and Distributions in Respect of Units Transferred or Sold by the Partnership	7

	ARTICLE IX
	RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNER; ESTABLISHMENT OF ADVISORY COMMITTEE

9.1	Powers	8
9.2	Independent Activities	9
9.3	Duties	9
9.4	Certain Limitations	9
9.5	Net Worth of the General Partner	10
9.6	Indemnification	10
9.7	Succession as General Partner	10

	ARTICLE X
	STATUS OF LIMITED PARTNER

10.1	No Participation in Management	11
10.2	Limited Liability	11
10.3	Investment Intent	11
10.4	Unregistered Limited Partnership Interests	11
10.5	Nature of Investment	11

	ARTICLE XI
	RESIGNATION OF THE GENERAL PARTNER

11.1	Resignation of the General Partner	12

ii

11.2	Notice of Resignation	12
11.3	Liability of the General Partner after Resignation	12

	ARTICLE XII
	DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

12.1	Dissolution of the Partnership	12
12.2	Winding Up of the Partnership	12

	ARTICLE XIII
	BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, FISCAL YEAR, BANKING AND TAX ELECTION

13.1	Books of Account	13
13.2	Financial Reports	13
13.3	Fiscal Year	13
13.4	Banking	13
13.5	Tax Election	14
13.6	Tax Returns	14

	ARTICLE XIV
	MISCELLANEOUS

14.1	Notice	14
14.2	Section Captions	14
14.3	Severability	14
14.4	Right to Rely Upon the Authority of the General Partner	14
14.5	Governing Law	15
14.6	Counterpart Execution	15
14.7	Parties in Interest	15
14.8	Construction of Pronouns	15
14.9	Integrated Agreement	15

Signatures		16

Appendix A

Appendix B

iii

THE PARTNERSHIP INTERESTS ISSUED UNDER THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE GENERAL PARTNER, SUCH REGISTRATION IS NOT REQUIRED.

AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

of

HEALTHSOUTH Rehabilitation Hospital of Arlington

Limited Partnership

AGREEMENT, dated as of December 23, 1996, by and between HEALTHSOUTH Properties Corporation, a Delaware corporation (the “General Partner”), and Rehabilitation Hospital Corporation of America, a Delaware corporation (the “Limited Partner”).

WITNESSETH

WHEREAS, the General Partner and the Limited Partner desire to form a limited partnership for the purpose of operating a rehabilitation hospital; and

WHEREAS, the parties hereto desire to set forth their respective interests in, and all rights, duties and obligations in and to, the Partnership, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement of Limited Partnership do hereby agree as follows:

ARTICLE I

DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

Act means the Alabama Limited Partnership Act of 1983, as amended from time to time.

Affiliate means (a) any Person directly or indirectly controlling, controlled by or under common control with another Person, (b) any Person owning or controlling 10% or more of the outstanding voting securities of such other Person, (c) any officer, director or partner of such Person, or (d) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

Agreement means this Agreement of Limited Partnership, as amended, restated, modified or supplemented from time to time.

Available Cash Flow means all cash funds of the Partnership on hand at the end of each calendar quarter, less (a) provision for payment of all outstanding and unpaid current cash obligations of the Partnership at the end of such quarter (including those which are in dispute), including, but not limited to, current debt service obligations of the Partnership amounts payable to the Partners under any separate agreements described in Section 7.4 hereof, and (b) provisions for reserves for reasonably anticipated cash expenses and contingencies (which may include additional debt service on indebtedness of the Partnership, future payments under such separate agreements and any other amounts payable to the General Partner or an Affiliate of the General Partner, but without deduction for depreciation and other non-cash expenses; provided, however, that Sale Proceeds shall not be included in Available Cash Flow).

Capital Contribution in respect of any Partner or transferee of such Partner means the amount of all cash and other property, tangible or intangible, contributed by such Partner to the capital of the Partnership.

Certificate means the Certificate of Limited Partnership of the Partnership filed pursuant to the Act, as amended from time to time.

Code means the Internal Revenue Code of 1986, as amended from time to time.

General Partner means the party designated as the “General Partner” in the first paragraph of this Agreement, including any successor general partner or general partners substituted pursuant to the provisions of this Agreement.

General Partnership Interest means the entire interest of the General Partner in the Partnership, including the General Partner’s economic interest in capital, profits, losses and distributions of the Partnership, the General Partner’s right to participate in the management of the Partnership and all other rights and obligations accorded under this Agreement or under Alabama Law.

General Partnership Percentage means 1%.

Hospital means the inpatient rehabilitation hospital to be owned by the Partnership, together with all satellite locations thereof, which will do business under the name “HEALTHSOUTH Rehabilitation Hospital”, or any other name chosen by the General Partner with the consent of the Limited Partner, including the Partnership’s interest in the premises in which the Hospital is operated, all fixtures and equipment to be utilized in the operation of the Hospital, and all books, records, keys, supplies and other assets necessary for the operation of the Hospital.

Limited Partner means the party designated as the “Limited Partner” in the first paragraph of this Agreement, including any successor limited partner or limited partners substituted pursuant to the provisions of this Agreement.

Limited Partnership Interest means the entire interest of the Limited Partner in the Partnership expressed in Units, including the Limited Partner’s economic interest in capital, profits, losses and distributions of the Partnership and all items of Partnership income, deduction and credit determined pursuant to the Code and the Limited Partner’s rights accorded under this Agreement or under Alabama law.

Limited Partnership Percentage means, in the aggregate, 99% and, with respect to any particular Unit, means 1%.

Partners means, collectively, the General Partner and the Limited Partner.

Partnership means the limited partnership formed pursuant to this Agreement by the filing of the Certificate pursuant to the Act.

Person means a person as that term is defined in Section 7701(a)(1) of the Code, namely an individual, trust, estate, partnership, association, company or corporation.

Sale Proceeds means all proceeds from any sale, exchange, foreclosure, abandonment, financing or refinancing of all, or substantially all, of the assets of the Partnership, or any portion of such proceeds, or proceeds from condemnation awards or casualty insurance claims, less applicable expenses and any debt paid or prepaid with the proceeds of, or in connection with, such transaction, which proceeds are not used to acquire Partnership assets or in the operation of the Partnership, exclusive of proceeds accruing in the normal course of business.

Section means the designated section of this Agreement if no reference is specified; otherwise the designated section of the specified agreement, statute or regulation or the comparable provision of any successor agreement, statute or regulation.

Successor Corporation has the meaning ascribed to it in Section 9.8.

Unit means an interest in the capital of the Partnership held by the Limited Partner, determined in accordance with the Capital Contribution of the Limited Partner. The authorized number of Units of the Partnership is 99 and each Unit represents a 1.0% interest in the Partnership, except as otherwise provided in Article VIII hereof.

ARTICLE II

ORGANIZATION

2.1 Formation. The parties hereto hereby form a limited partnership under and pursuant to the Act. As required by Sections 10-9A-20, 10-9A-21, 10-9A-23 and 10-9A-25 of the Act, the General Partner shall promptly cause this Certificate, and any amendments thereto, to be filed for record in the office of the Judge of Probate, Jefferson County, Alabama, and as otherwise required by law.

2.2 Qualification. Promptly after the formation of the Partnership, the General Partner shall take such action as shall be required by law to qualify the Partnership to transact business as a foreign limited partnership in the State of Texas and in such other places as shall be necessary to protect the status of the Partnership as a limited partnership, and as otherwise required by law.

2.3 Name. The name of the Partnership is “HEALTHSOUTH Rehabilitation Hospital of Arlington Limited Partnership”. The business of the Partnership may be conducted under any name chosen by the General Partner, with the consent of the Limited Partner, and the General Partner may, from time to time, change the name of the Partnership with the consent of the Limited Partner.

2.4 Agent for Service of Process. The Partnership’s agent for service of process in the State of Alabama is HEALTHSOUTH Corporation, Two Perimeter Park South, Suite 224W, Birmingham, Alabama 35243, Attention: Legal Services Department. The Partnership’s agent for service of process in the State of Alabama shall be The Corporation Company Commerce Street, Suite 1100, Montgomery, Alabama 36104.

2.5 Principal Place of Business. The principal place of business of the Partnership shall be located at Two Perimeter Park South, Birmingham, Alabama 35243, or at such other places as the General Partner may from time to time designate by written notice to the Limited Partner. The General Partner may establish such other places of business of the Partnership in addition to the Partnership’s principal place of business when and where required by the Partnership’s business and shall give prompt written notice thereof to the Limited Partner.

2.6 Prior Agreements of Limited Partnership. All prior agreements of limited partnership of the Partnership are hereby amended and restated by this Agreement, which supersedes all such prior agreements in their entirety.

ARTICLE III

PURPOSE

The purpose of the Partnership is to own, manage and operate facilities and programs providing rehabilitative healthcare services and related healthcare services on an inpatient or outpatient basis, and to engage in such other activities as are deemed necessary or advisable by the General Partner and which are in compliance with applicable law.

ARTICLE IV

TERM

The term of the Partnership shall be from the date on which the Certificate is originally filed in the office of the Jefferson County Judge of Probate and shall continue until December 31, 2099, unless sooner terminated by law or as hereafter provided in this Agreement.

ARTICLE V

NAMES AND ADDRESSES OF PARTNERS

5.1 General Partner. HEALTHSOUTH Properties Corporation, a Delaware corporation, is the General Partner, and its principal place of business is Two Perimeter Park South, Birmingham, Alabama 35243.

5.2 Limited Partner. Rehabilitation Hospital Corporation of America, a Delaware corporation is the Limited Partner, and its principal place of business is Two Perimeter Park South, Birmingham, Alabama 35243.

ARTICLE VI

CAPITAL CONTRIBUTION AND ADDITIONAL WORKING CAPITAL

6.1 Capital Contribution of the General Partner. The General Partner shall contribute a total of $1,000 to the capital of the Partnership upon the formation of the Partnership. In exchange for such Capital Contribution, the General Partner shall receive the General Partnership Interest and General Partnership Percentage.

6.2 Capital Contribution of the Limited Partner. The Limited Partner shall contribute the assets formerly utilized by those entities identified on Appendix B hereto in their operations. In exchange for such Capital Contribution, the Limited Partner shall receive 99 Units.

6.3 Withdrawal of Capital Contributions. No Partner shall have the right to withdraw or reduce its Capital Contribution. No Partner shall have the right to demand property other than cash in return for its Capital Contribution.

6.4 Assessments. The Limited Partner will not be subject to assessments for contributions to the capital of the Partnership in excess of the Capital Contribution required by Section 6.2 of this Agreement.

6.5 No Interest on Capital. No interest shall be required to be paid on contributions to the capital of the Partnership.

6.6 Additional Working Capital. The General Partner shall arrange for working capital loans to the Partnership as the effective operation of the Partnership, as contemplated by Article III hereof, may require. Any such loans may be evidenced by promissory notes containing terms, interest rates, maturities and security as the General Partner, in its sole discretion, shall determine; provided, however, that the General Partner shall use its best efforts to arrange for such loans on the most advantageous terms reasonably determined by the General Partner to be available to the Partnership. The General Partner may pledge or grant security interests in any and all of the Partnership’s assets as security for any indebtedness of the Partnership (i) to the extent required under the terms of the General Partner’s principal credit agreement, as in existence from time to time, or (ii) to the extent otherwise consented to by the Limited Partner.

ARTICLE VII

COMPENSATION OF GENERAL PARTNER; EXPENSES OF THE PARTNERSHIP

7.1 No Compensation to General Partner as General Partner. The General Partner shall receive no direct compensation or fees for acting as the general partner of the Partnership.

7.2 Reimbursement of Expenses Incurred by the Partners. Each Partner may charge the Partnership for all direct costs and expenses reasonably incurred by it in connection with the Partnership’s business.

7.3 Organizational Expenses. All expenses reasonably incurred in connection with the formation of the Partnership and obtaining the Partnership’s capital shall be paid by the Partnership.

7.4 Fees and Other Payments Receivable by the Partners or their Affiliates. The Partners or their Affiliates may receive from the Partnership, on the terms and conditions hereinafter set forth, certain rentals, fees and revenues, which shall be in addition to the interest of the Partners in the net income and loss, Available Cash Flow and Sale Proceeds of the Partnership. Each Partner, by execution of this Agreement, hereby approves, consents to and ratifies all the arrangements pursuant to which the fees, rentals and revenues described below are to be paid. Each Partner expressly acknowledges and agrees that the duties enumerated hereinafter are not duties that are obligations of the other Partner in its capacity as a Partner, but rather are solely contractual obligations of such other Partner or its Affiliates undertaken pursuant to separate contracts with the Partnership.

ARTICLE VIII

ALLOCATION OF INCOME AND LOSS; DISTRIBUTIONS

8.1 Capital Accounts. Each Partner shall have a capital account to which such Partner’s Capital Contribution shall be credited, which capital account shall be maintained in the manner provided in United States Treasury Regulations § 1.704-1(b)(2)(iv), as amended from time to time. Each Partner’s share of the income or loss of the Partnership shall be credited or charged at least annually to such Partner’s capital account. All distributions to a Partner shall be charged to such Partner’s capital account. If property other than cash is distributed by the Partnership, the capital accounts of the Partners shall be adjusted to reflect how much gain or loss would have been allocated to the respective Partners if the property had been sold at the value or values assigned thereto for purposes of making the distribution. No interest shall be payable on the capital accounts of the Partners.

8.2 Allocation of Income or Loss: In General. Income and loss of the Partnership shall be determined in accordance with the rules for determining federal taxable income and loss. With respect to each fiscal year the General Partner shall be allocated the percentage of all amounts of income, gain, loss or deduction for the year determined pursuant to regulations promulgated under the Code, subject to the provisions of this Article VIII.

8.3 Allocation of Income, Gain, Loss or Deduction; Distribution of Available Cash Flow. (a) The General Partner shall cause All amounts of income, gain, loss or deduction of the Partnership to be allocated 1% to the General Partner and 99% to the Limited Partner.

(b) Except as otherwise provided in this Section 8.3, the General Partner shall distribute the Available Cash Flow of the Partnership in accordance with the allocations of income, gain, loss and deduction made pursuant to Section 8.3(a); provided, however, to the extent any amount of a cash distribution would create or increase a deficit in the capital account of any Partner, such amount shall not be distributed to such Partner. Such distributions shall be made in quarterly installments within 45 days after the end of each calendar quarter or at such time or times as the General Partner shall deem practicable. The General Partner shall have the right to withhold any distribution of Available Cash Flow if it deems it to be in the best interest of the Partnership to do so.

8.4 Distribution of Sale Proceeds. The General Partner shall distribute an amount of the Sale Proceeds to the General Partner determined by multiplying the General Partnership Percentage by the amount of the Sale Proceeds, and the remaining Sale Proceeds, equal to the Limited Partnership Percentage, to the Limited Partner at the time of the distribution; provided, however, that to the extent that any amount of a cash distribution to any Partner would create or increase a deficit in the capital account of such Partner, such amount shall not be distributed to such Partner but shall be distributed to the other Partner in proportion to the amounts distributed to such other Partner without regard to this proviso. Such distribution shall be made as soon after the receipt by the Partnership of such Sale Proceeds as the General Partner deems practicable.

8.5 Consequences of Distributions. Upon the determination to distribute funds in any manner expressly provided in this Article VIII, made in good faith, the General Partner shall incur no liability on account of such distribution, even though such distribution may have resulted in the Partnership retaining insufficient funds for the operation of its business, which insufficiency resulted in loss to the Partnership or necessitated the borrowing of funds by the Partnership.

8.6 Allocation of Net Income, Net Loss and Distributions in Respect of Units Transferred or Sold by the Partnership. If one or more Units are transferred during any fiscal year of the Partnership, the Net Income or net loss attributable to such Unit or Units for such fiscal year shall be divided and allocated between the transferor and the transferee based on the time each such party was, according to the books and records of the Partnership, the owner of record of the Unit or Units transferred during the year in which the transfer occurs. Distributions of Partnership assets in respect of Units shall be made only to persons who, according to the books and records of the Partnership, are the owners of such Units on a date selected by the General Partner. The General Partner and the Partnership shall incur no liability for making distributions in accordance with the provisions of the preceding sentence unless the General Partner or the Partnership has actual knowledge or notice of any transfer of ownership of any Unit or Units.

ARTICLE IX

RIGHTS, POWERS AND OBLIGATIONS

OF THE GENERAL PARTNER; ESTABLISHMENT

OF ADVISORY COMMITTEE

9.1 Powers. Subject to the provisions of Sections 9.4 and 9.5 below, the management and control of the Partnership and its business and affairs shall rest exclusively with the General Partner, which shall have all the rights and powers which may be possessed by a general partner pursuant to Alabama law, and such additional rights and powers as are otherwise conferred by law or are necessary, advisable or convenient to the discharge of its duties under this Agreement. The General Partner shall be the “tax matters partner” of the Partnership within the meaning of such term under the Code. Without limiting the generality of the foregoing, the General Partner may, at the cost, expense and risk of the Partnership:

(a) spend the capital and net income of the Partnership in the exercise of any rights or powers possessed by the General Partner hereunder;

(b) lease, sublease, hold, manage, own and operate the Partnership’s property and business, and enter into agreements containing such terms, provisions and conditions as the General Partner in its discretion shall approve;

(c) purchase, hold, manage and lease the Partnership’s property, and enter into agreements containing such terms, provisions and conditions as the General Partner in its discretion shall approve;

(d) purchase from or through others contracts of liability, casualty and other insurance which the General Partner deems advisable for the protection of the Partnership or for any purpose convenient or beneficial to the Partnership;

(e) incur indebtedness in the ordinary course of business;

(f) pledge, grant security interests in, hypothecate or otherwise encumber, under such terms and conditions as the General Partner deems to be in the best interest of the Partnership, any of the assets of the Partnership (other than the Real Property) as security for indebtedness or other obligations of the Partnership; provided that no Partner (except the General Partner in its capacity as the General Partner) shall receive or hold as collateral security any partnership property for any debt owed to such Partner by the Partnership or the General Partner;

(g) subject to the provisions of Section 9.4(v) of this Agreement, sell or otherwise dispose of, under such terms and conditions as the General Partner deems advisable for the Partnership, or for any purpose convenient or beneficial to the Partnership, any of the assets of the Partnership (other than the Real Property);

(h) invest in short-term debt obligations (including without limitation, obligations of Federal and state governments and their agencies, commercial paper and certificates of deposit of commercial banks, savings banks or savings and loan associations) and “money market” mutual funds, such funds as are temporarily not required for the purposes of the Partnership’s operations, which investments shall be considered as “available cash” for purposes of determining Available Cash Flow;

(i) contract with any person (including Affiliates of the General Partner) for the transaction of the business of the Partnership, which persons may, under the supervision of the General Partner, act as consultants, accountants, attorneys, brokers, escrow agents, leasing agents, or in any other capacity deemed by the General Partner necessary or desirable, and pay appropriate fees to any of such persons.

9.2 Independent Activities. The Partnership shall be considered to be an entity and business wholly separate, for all purposes, from the business and affairs of the Partners, it being understood that the only obligations undertaken by the Partners are those expressly provided in this Agreement and those which are inherent in the role of a partner of a limited partnership. Each Partner may engage in whatever activities it chooses, whether or not the same be competitive with the Partnership, without having or incurring any obligation to offer any interest in such activities to the Partnership or any party hereto, and as a material part of the consideration for each Partner’s execution hereof, the other Partner hereby waives, relinquishes and renounces any such right or claim of participation.

9.3 Duties. The General Partner shall manage and control the Partnership and its business and affairs to the best of its ability and shall use its best efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent that it, in its discretion, deems necessary for the efficient carrying on thereof. The General Partner shall act as a fiduciary with respect to the safekeeping and use of the funds and assets of the Partnership.

9.4 Certain Limitations. Notwithstanding anything to the contrary contained elsewhere herein, without obtaining the prior written consent of the Limited Partner, the General Partner shall not:

(i) act in contravention of this Agreement or the Management Agreement;

(ii) do any act which would make it impossible to carry on the ordinary business of the Partnership;

(iii) confess a judgment against the Partnership;

(iv) amend this Agreement;

(v) sell or transfer all or substantially all of the assets of the Partnership;

(vi) sell, transfer, mortgage, pledge, hypothecate or otherwise encumber all or any part of the Real Property; or

(vii) grant any lease with respect to any portion of the Real Property for a term exceeding five years (including all options to renew or extend such lease).

9.5 Net Worth of the General Partner. The General Partner shall have and maintain at all times during which it is the general partner of the Partnership a net worth which is sufficient to conduct the business of the Partnership in a prudent manner and to comply with any requirements of the Code or the regulations thereunder or interpretations by the Internal Revenue Service thereof necessary to avoid the taxation of the Partnership as an association taxable as a corporation.

9.6 Indemnification. Neither the General Partner nor any of its Affiliates, officers, directors, employees or agents shall be liable to the Partnership or the Limited Partner for any action or inaction of the General Partner in connection with the business or affairs of the Partnership, so long as the person against whom liability is asserted acted in good faith on behalf of the Partnership and in a manner reasonably believed by such person to be in the best interests of the Partnership. The General Partner and its Affiliates, officers, directors, employees and agents shall be indemnified and held harmless by the Partnership for any claim, liability, damage, loss, or other expense (including, without limitation, investigating and defending any claims and lawsuits and settlement thereof, and legal and accounting costs in connection therewith) incurred by them solely by virtue of the performance by any of them of the duties of the General Partner acting as general partner in connection with the Partnership’s business, so long as such indemnified person acted in good faith on behalf of the Partnership and in a manner reasonably believed by such person to be in the best interests of the Partnership; provided that such indemnification or agreement to hold harmless shall be recoverable only out of assets of the Partnership and not from the Limited Partner.

9.7 Succession as General Partner. The General Partner may not assign its General Partnership Interest, in whole or in part, to any subsidiary or other Affiliate of the General Partner, or to any other Person, without the prior written consent of the Limited Partner. Any corporation into which the General Partner may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the General Partner shall be a party (a “Successor Corporation”), shall be the successor of the General Partner hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that subject to applicable securities and similar laws, the General Partner shall timely notify the Limited Partner in writing of any such prospective merger or consolidation and that the General Partner shall require any such Successor Corporation to expressly accept, in writing, all terms and conditions contained in this Agreement and the Management Agreement. In any such event, the General Partner shall amend the Certificate within 60 days after such succession.

ARTICLE X

STATUS OF LIMITED PARTNER

10.1 No Participation in Management. The Limited Partner shall not take part in the management of the business of the Partnership, transact any business for the Partnership, have the power to sign for or to bind the Partnership to any agreement or document, or otherwise act as an agent for the Partnership for any purpose, except as may be set forth in any other agreement between the Partnership and the Limited Partner. Except as may be otherwise so agreed, such powers to manage and transact Partnership business, to bind or otherwise act as the agent of the Partnership are vested solely and exclusively in the General Partner.

10.2 Limited Liability. The Limited Partner shall not have any personal or corporate liability whatsoever, whether to the Partnership, to the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses beyond the amount committed by it to the capital of the Partnership, as set forth in Section 6.2, and its share of undistributed profits.

10.3 Investment Intent. The Limited Partner represents and warrants to the Partnership and to the General Partner that it has acquired its Units and interest in the Partnership for investment solely for its own account with the intention of holding such Units and interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Units or interest, and without the financial participation of any other person in acquiring its Units or interest in the Partnership.

10.4 Unregistered Limited Partnership Interests. The Limited Partner acknowledges that it is aware that its Units and interest in the Partnership have not been registered under the United States Securities Act of 1933, or under any state securities laws. The Limited Partner further acknowledges that its representations and warranties contained in this Agreement are being relied upon by the Partnership and by the General Partner as the basis for the exemption of the Limited Partners’ Units and interests in the Partnership from the registration requirements of applicable securities laws. The Limited Partner further acknowledges that the Partnership will not recognize, and has no obligation to recognize, any sale, transfer or assignment of all or any part of its Units or interest in the Partnership to any person unless and until the prior written consent of the General Partner to such sale, transfer or assignment has been obtained.

10.5 Nature of Investment. The Limited Partner acknowledges that prior to its execution of this Agreement, it received a copy of this Agreement and such other documents relating to the Partnership, the General Partner and the proposed activities of the Partnership as it deems relevant to its investment in the Partnership and that it has examined such documents or caused such documents to be examined by its attorney and financial advisers. The Limited Partner acknowledges that it understands that the purchase of its interest in the Partnership is a speculative investment involving a high degree of risk and represents that it has a net worth sufficient to bear the economic risk of its investment in the Partnership and to justify its investing in a highly speculative venture such as the Partnership.

ARTICLE XI

RESIGNATION OF THE GENERAL PARTNER

11.1 Resignation of the General Partner. The General Partner may resign as such by written notice given in accordance with Section 11.2 of this Agreement.

11.2 Notice of Resignation. Written notice of the resignation of the General Partner shall be given by the General Partner to the Limited Partner. Such notice shall set forth the day upon which the resignation is to become effective, which date shall not be less than 120 days after such notice is given to the parties being notified.

11.3 Liability of the General Partner after Resignation. If the General Partner resigns in accordance with the provisions of this Agreement, its liability as a general partner for events subsequent to the effective date of resignation and the completion of the winding up and dissolution of the Partnership pursuant to Article XII shall cease and the Partnership shall promptly take all steps reasonably necessary under Alabama law to cause such cessation of liability; provided, however, that the General Partner shall remain the General Partner of the Partnership for purposes of the winding up of the Partnership pursuant to Section 12.2 of this Agreement.

ARTICLE XII

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

12.1 Dissolution of the Partnership. The Partnership may be dissolved at any time by mutual written consent of the Partners. In addition, the Partnership shall be dissolved upon (a) the resignation of the General Partner, (b) the final judgment by a court having jurisdiction over the General Partner adjudicating the General Partner to be bankrupt, or (c) the expiration of the term of the Partnership. In no event shall the dissolution or bankruptcy of the Limited Partner result in the dissolution of the Partnership.

12.2 Winding Up of the Partnership. Upon the dissolution of the Partnership, the General Partner shall take full account of the Partnership’s assets and liabilities and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed as provided under Alabama law; provided, however, that after payment of all Partnership debts, obligations and liabilities, there shall be distributed to each Partner the balance in its capital account, and the remaining assets of the Partnership, if any, shall be distributed in the manner provided for Sale Proceeds in Section 8.4 hereof; provided, however, that all such distributions to Partners with positive capital accounts shall be in compliance with United States Treasury Regulations § 1.704-1(b)(2)(ii)(b)(2), as amended from time to time, and any Partner with a negative capital account shall be required to restore such capital account in compliance with United States Treasury Regulations § 1.704-1(b)(2)(ii)(b)(3), as amended from time to time. For purposes of this Section 12.2 only, the term “Partner” shall include the General Partner notwithstanding its resignation (if such resignation has occurred).

ARTICLE XIII

BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, FISCAL YEAR, BANKING AND TAX

ELECTION

13.1 Books of Account. The Partnership’s books and records (including the current name and address of the Limited Partner) and an executed copy of this Agreement, as currently in effect, shall be maintained at the principal office of the General Partner and each Partner shall have access thereto at all reasonable times. The books and records shall be kept by the General Partner using an appropriate method of accounting consistently applied and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership’s business. The General Partner shall also keep adequate federal income tax records using an appropriate method of accounting on a basis consistently applied. The Limited Partner hereby designates the General Partner to maintain the list required under Section 6112 of the Code and agrees to submit to the General Partner the name, address and social security or taxpayer identification number of a transferee of the Limited Partner and the date of transfer of the Unit or Units so transferred.

13.2 Financial Reports. The Partnership will send the following reports to each Person who was a Partner during the period covered by such report:

(a) A report within 90 days after the end of each of the Partnership’s fiscal years containing all information necessary for the preparation of the Partner’s Federal income tax return;

(b) An annual report within 90 days after the end of each of the Partnership’s fiscal years containing: (i) a balance sheet as of the end of the fiscal year, a statement of income, partners’ equity and changes in financial position and a cash flow statement for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles, and all of which shall be audited by the then-current independent auditors of the General Partner; and (ii) a report of the activities of the Partnership during the period covered by the report. Such report will set forth distributions to the Partners for the period covered thereby, and shall separately identify distributions from Available Cash Flow during the period, amounts which had been held as reserves and proceeds from disposition or sublease of assets, if any. The report shall also include a detailed statement of any transaction with the Partners or their respective Affiliates and of commissions, compensation and other benefits paid, or accrued to the Partners or their respective Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed;

(c) Periodic financial statements, not less than quarterly, on the operations of the Partnership.

13.3 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

13.4 Banking. All funds of the partnership shall be initially deposited in a separate bank account or accounts or in an account or accounts of a savings and loan association as shall be determined by the General Partner, but such funds may be invested as provided in Section 9.1(h) of this Agreement.

13.5 Tax Election. Upon the transfer of an interest in the Partnership or in the event of a distribution of the Partnership’s property, the Partnership may elect, but is not required to elect, pursuant to Section 754 of the Code to adjust the basis of the Partnership’s property as allowed by Sections 734(b) and 743(b) thereof. The General Partner shall have the sole authority and discretion to make such an election. There shall be no requirement that the General Partner make such an election.

13.6 Tax Returns. The General Partner shall, for each fiscal year, file on behalf of the Partnership with the Internal Revenue Service a partnership return within the time prescribed by law (including any extensions) for such filing. The General Partner shall also file on behalf of the Partnership such state and/or local income tax returns as may be required by law.

ARTICLE XIV

MISCELLANEOUS

14.1 Notice. Except as otherwise specifically provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be duly given if delivered in writing personally to the person to whom it is directed, or if sent by United States certified mail return receipt requested or overnight express, as follows: if to the General Partner, at its address set forth in Section 5.1 of this Agreement or to such other address as the General Partner may from time to time specify by written notice to the Limited Partner pursuant to this Section 14.1, and if to the Limited Partner, at the Limited Partner’s address set forth in Appendix A hereto, or to such other address as the Limited Partner may from time to time specify by written notice to the General Partner and all other Partners pursuant to this Section 14.1. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, or as of the date on which the same was received, or in the event delivery is refused, the date such was deposited in the United States mail or with the overnight express company, postage prepaid, addressed and sent as aforesaid.

14.2 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

14.3 Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

14.4 Right to Rely Upon the Authority of the General Partner. No person dealing with the General Partner shall be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no purchaser of the personal property of the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser shall have received written notice from the Partnership affecting the same.

14.5 Governing Law. The laws of the State of Alabama shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

14.6 Counterpart Execution. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same Agreement.

14.7 Parties in Interest. This Agreement shall be binding upon the parties hereto and their permitted successors and assigns.

14.8 Construction of Pronouns. The feminine or neuter of the words “he”, “his” and “him” used herein shall be automatically deemed to have been substituted for such words where appropriate to the particular Limited Partner executing this Agreement.

14.9 Integrated Agreement. This instrument contains the entire agreement of the parties and supersedes any and all prior agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

[SIGNATURE PAGE FOLLOWS]

GENERAL PARTNER:

HEALTHSOUTH PROPERTIES CORPORATION

By:	/s/William W. Horton
William W. Horton Its Vice President

LIMITED PARTNER:

REHABILITATION HOSPITAL CORPORATION OF AMERICA

By:	/s/Anthony J. Tanner
Anthony J. Tanner Its Secretary

APPENDIX A

to the

AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

of

HEALTHSOUTH Rehabilitation Hospital of Arlington

Limited Partnership

GENERAL PARTNER

Name	Mailing Address	General Partnership Interest
HEALTHSOUTH Properties Corporation	Two Perimeter Park South Birmingham, Alabama 35243	1%

LIMITED PARTNER

Name	Mailing Address	Number of Units	Social Security or Taxpayer Identification Number
Rehabilitation Hospital Corporation of America	Two Perimeter Park South Birmingham, Alabama 35243	99

APPENDIX B

to the

AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

of

HEALTHSOUTH Rehabilitation Hospital of Arlington

Limited Partnership

List of Assets Contributed by the Limited Partner

NovaCare Rehabilitation Hospital of North Texas, Inc.